Exhibit 5.1

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166

        January 15, 2008

The Board of Directors
Advaxis, Inc.
Technology Centre of New Jersey
675 Route 1
Suite B113
North Brunswick, New Jersey 08902

Re:	Registration Statement on Form SB-2 Opinion of Counsel

Ladies and Gentlemen:

We have acted as legal counsel to Advaxis, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form SB-2 (the “Registration Statement”) initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on November 30, 2007. The Registration Statement relates to the registration for resale of up to 109,482,917 shares (the “Securities”) of common stock of the Company, $0.001 par value per share (the “Common Stock”). The Securities consist of (i) 50,254,583 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”) and (ii) 59,228,334 shares of outstanding Common Stock (the “Common Shares”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We understand that this letter is to be used in connection with the Registration Statement, as amended, and hereby consent to the filing of this letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this letter is to be used in connection with the resale of the Warrant Shares and the Common Shares only while the Registration Statement is effective as so amended and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Very truly yours, /s/ Greenberg Traurig LLP Greenberg Traurig LLP